Exhibit 4.11

THIS NOTE AND THE SHARES OF CAPITAL STOCK ISSUED UPON ANY CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

AMENDED AND RESTATED SECURED CONVERTIBLE NOTE

US$15,000,000	December 22, 2008 and amended and restated as of December 21, 2009

This Amended and Restated Secured Convertible Note (this “Note”) amends, restates, replaces and supersedes in its entirety, is in substitution for, and is not in payment of, that certain Secured Convertible Note in the original principal amount of fifteen million dollars (US$15,000,000) from the below-defined Company to the below-defined Holder dated December 22, 2008 (the “Original Note”). It is the intent of the Maker and the Holder that this Note shall not constitute a novation of the Original Note, and shall in no way adversely affect the lien priority of the security documents referred to in Paragraph 4 below or any other documents securing the obligations of the Maker to the Holder under this Note. Subject to the terms and conditions of this Note, for good and valuable consideration received, GTC BIOTHERAPEUTICS, INC., a Massachusetts corporation (the “Company”), promises to pay to LFB BIOTECHNOLOGIES, S.A.S., established under the laws of France (the “Holder”), the original principal amount of fifteen million dollars (US$15,000,000), plus interest which shall accrue at the rate of (i) eight percent (8%) per annum on the unpaid principal from December 22, 2008 through December 31, 2009 and (ii) four percent (4%) per annum on the unpaid principal from January 1, 2010 until the Maturity Date (as defined in Section 1.1) or until the full amount of principal and accrued interest under this Note is earlier paid or converted under the terms hereof; provided, however that the Holder may, on or about January 1, 2011 and not more often than annually thereafter through the Maturity Date, elect to adjust (upwards or downwards) the interest rate applicable hereto, based on the Holder’s then-current cost of capital, as determined by the Holder in the exercise of its commercially reasonable discretion. The Holder shall give the Company prior written notice of any such adjustment, which notice shall specify the new interest rate, Holder’s methodology for computation of same, and the effective date for such new interest rate which shall be not less than 30 days after the Company’s receipt of such notice. The following is a statement of the rights of the Holder and the terms and conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1. Payment

1.1. Principal. The principal under this Note will be paid to the Holder on June 30, 2012 (the “Maturity Date”) to the extent it has not been earlier paid in full or converted pursuant to the terms hereof.

1.2. Interest. Interest shall accrue on the then outstanding principal balance of this Note at a fixed interest rate per annum equal to (i) eight percent (8%) from December 22, 2008 through December 31, 2009, and (ii) four percent (4%) from January 1, 2010 until the Maturity Date. Commencing on December 31, 2008 and continuing through and including June 30, 2009, accrued interest shall be payable in cash in arrears on the last day of each fiscal quarter. Effective as of July 1, 2009 and continuing thereafter until the Maturity Date or conversion of the Note pursuant to the terms hereof, interest shall accrue and not be due and payable. If at any time the principal balance of this Note shall be paid in full or converted pursuant to the terms hereof, then all accrued interest shall be payable at the time of such principal payment.

1.3. Payment. All payments of principal and interest under this Note will be made by wire transfer of immediately available funds in accordance with the wire transfer instructions of Holder provided to the Company.

1.4. Prepayment. Except as set forth in Section 3 below, this Note may not be prepaid without the written consent of the Holder.

2. Conversion.

2.1. Optional Conversion. After June 1, 2009, the outstanding principal balance of this Note may at the sole option of the Holder be converted, in whole or in part, into fully paid and non-assessable shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a conversion price equal to $0.31 per share (the “Conversion Price”), subject to adjustment as set forth herein.

2.2. Mechanics of Conversion. The Holder shall notify the Company of its election to convert all or part of this Note in accordance with Section 2.1. The Company shall, as soon as practicable but in no event later than three days following its receipt of such notice, issue and deliver to Holder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fractional share in accordance with Section 2.3. This Note shall be deemed to have been converted and a certificate or certificates for shares of Common Stock shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes as of the date said notice is received by the Company. If this Note shall have been converted in part, the Company shall, at the time of delivery of said certificate or certificates, deliver to the Holder a new Note evidencing the remaining outstanding principal balance of this Note, which new Note shall in all other respects be identical with this Note. Upon conversion of this Note in full, this Note shall no longer be deemed to be outstanding and all rights with respect to this Note shall immediately cease and terminate on such conversion date, except only the right of the Holder to receive the shares of Common Stock to which it is entitled as a result of the conversion.

2.3. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the Conversion Price.

2.4. Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Company at any time combines (by reverse stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

2.5. Merger, Consolidation or Sale of Assets. If there shall be a merger or consolidation of the Company with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of the Company), or the sale of all or substantially all of the Company’s capital stock or assets to any other person, then as a part of such transaction, provision shall be made so that the Holder hereof shall thereafter be entitled to receive the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from the merger, consolidation or sale, to which the Holder would have been entitled if the Holder had converted this Note immediately prior thereto.

2.6. Notice of Adjustment to Conversion Price. Upon any adjustment or other change relating to the Conversion Price or the securities issuable upon the conversion of this Note, then, and in each such case, the Company shall give written notice thereof, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease in the number or other denominations of securities issuable at such price upon the conversion of this Note setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

2.7. Reservation of Shares. The Company covenants that it will at all times until this Note is paid or converted in full under the terms hereof reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of issue upon conversion of this Note, such number of shares of Common Stock as shall then be issuable upon the conversion of this Note.

2.8. Notice to Allow Conversion. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall deliver to the Holder, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. The Holder is entitled to convert this Note during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice.

3. Intentionally Omitted.

4. Security Documents. The obligations of the Company under this Note are secured pursuant to the Amended and Restated Security Agreement, dated as of June 18, 2009 and effective as of December 22, 2008 with respect to certain matters, between the Company and the Holder (the “Security Agreement”), that certain Trademark and License Security Agreement by and between the Debtor and the Secured Party dated December 22, 2008 (the “Trademark Security Agreement”), that certain Patent and License Security Agreement by and between the Debtor and the Secured Party dated December 22, 2008 (the “Patent Security Agreement”) and that certain Second Mortgage, Security Agreement and Fixture Filing granted by Debtor to Secured Lender as of December 22, 2009, as amended by that certain Amendment to Mortgage, Security Agreement and Fixture Filing dated as of June 18, 2009 (as so amended, the “Mortgage”).

5. Events of Default. This Note and all amounts due hereunder shall become immediately due and payable in cash without notice or demand upon the occurrence at any time of any of the following events of default (individually, an “Event of Default” and collectively, “Events of Default”):

(a) default in the payment when due of any principal or interest under this Note;

(b) the liquidation, termination of existence, dissolution or the appointment of a receiver or custodian for the Company or any part of its property if such appointment is not terminated or dismissed within sixty (60) days;

(c) the institution against the Company or any endorser or guarantor of this Note of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within sixty (60) days of filing;

(d) the institution by the Company of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Company or any endorser or guarantor of this Note of a composition or an assignment or trust mortgage for the benefit of creditors;

(e) (i) any material default in the performance or observance of any of the covenants, representations, warranties, agreements or conditions by the Company contained in this Note or in the Note and Warrant Purchase Agreement, dated October 31, 2008, pursuant to which this Note was issued, (ii) an Event of Default, as defined in the Security Agreement, pursuant to Section 7(a) of the Security Agreement, (iii) a Default, as defined in the Trademark Security Agreement, pursuant to Section 1(iv) of the Trademark Security Agreement, (iv) a Default, as defined in the Patent Security Agreement, pursuant to Section 1(iv) of the Patent Security Agreement or (v) an Event of Default, as defined in the Mortgage, pursuant to Section 4.1 of the Mortgage.

6. Rights of Action; Remedies. All rights of action with respect to this Note are vested in the Holder, and the Holder may enforce against the Company its right to convert this Note for Common Stock in the manner provided in this Note. The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Note are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

7. Successors and Assigns. This Note, and the obligations and rights of the Company hereunder, shall be binding upon and inure to the benefit of the Company, the holder of this Note, and their respective successors and permitted assigns.

8. Waiver and Amendment. Any provision of this Note may be amended, waived or modified only upon the written consent of the Company and the Holder.

9. Notices. Any notice, request or other communication required or permitted hereunder will be in writing and shall be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) upon receipt, when sent via a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. Any party hereto may by notice so given change its address for future notice hereunder. Notice will conclusively be deemed to have been given when personally delivered or when deposited in the mail or telegraphed in the manner set forth above and will be deemed to have been received when delivered.

10. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by the internal laws of the Commonwealth of Massachusetts, United States of America, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the Commonwealth of Massachusetts.

11. Headings; References. All headings used herein are used for convenience only and will not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Note to be issued on the date first written above.

HOLDER		COMPANY

LFB BIOTECHNOLOGIES S.A.S.		GTC BIOTHERAPEUTICS, INC.

By:	/s/ Christian Béchon	By:	/s/ John B. Green
Title:	CEO	Title:	Senior Vice President

Amended and Restated Secured Convertible Note Signature Page